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The following is the script for the Company's conference call relating to the second quarter 2009 financial results held on August 24, 2009 at 4:30  PM EDT  and available by replay immediately thereafter.

Further Information about the Merger

In connection with the proposed Merger, the Company has filed with the SEC a Schedule 13E-3, a preliminary proxy statement and a first amendment to each such document.  The Company plans to file a definitive proxy statement with the SEC and mail such definitive proxy statement to stockholders of record on the record date for the Meeting.  INVESTORS AND STOCKHOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THOSE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER.  Investors and stockholders may obtain a free copy of the definitive proxy statement when it becomes available, and other documents filed by us with the SEC, including the preliminary proxy statements, at the SEC's web site at http://www.sec.gov.  Free copies of the definitive proxy statement, when it becomes available, and our other filings with the SEC may also be obtained from us.  Free copies of our filings may be obtained by directing a request to Pomeroy IT Solutions, Inc., 1020 Petersburg Road, Hebron, KY 41048, Attention: Secretary.

The Company and certain of its directors, executive officers and other members of management and employees may, under SEC rules, be deemed to be “participants” in the solicitation of proxies from our stockholders with respect to the proposed merger.  Information regarding the persons who may be considered “participants” in the solicitation of proxies will be set forth in the definitive proxy statement when it is filed with the SEC. Information regarding certain of these persons and their beneficial ownership of our common stock as of August 5, 2009 is also set forth in the first amendment to the preliminary proxy statement filed with the SEC on August 20, 2009.  Additional information regarding the interests of such potential participants may be included in the definitive proxy statement and the other relevant documents filed with the SEC when they become available.

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OPERATOR: Good afternoon, everyone. Welcome to the Pomeroy IT Solutions Second Quarter 2009 business review.  I will now turn the call over to Craig Propst, CFO and Treasurer of Pomeroy IT Solutions.

CRAIG PROPST, CFO: Thank you, Operator, and welcome everyone to our second quarter business update.  Chris Froman, our President and CEO, is with me.  Chris will take you through some overall comments.  I will then review the financial results for the second quarter.  We will then open the lines for questions.

Before we begin, I would like to remind everyone that statements will be made on today's call that are forward-looking in nature and there are risks associated with these statements that could cause our performance to differ materially from statements made today.  These statements can be identified by our use of the words such as “may”, “should”, “expects”, “plans”, “anticipates”, “believes”, “projects”, “intends”, and so on.  A description of the potential risks, along with other factors that you should consider, can be found in documents previously filed by the company with the SEC to include our Form 10-K, Form 10-Q, and Form 8-K reports.

With that, I will turn the call over to Chris.

CHRISTOPHER C. FROMAN, PRESIDENT & CEO: Good afternoon, ladies and gentlemen.  Earlier today we announced second quarter revenues of $100.8 million and a second quarter profit of $0.3 million, or $0.03 per share.  Comparable figures for 2Q08 were $155.0 million in revenue and income of $1.5 million, or $0.12 per share.

I am very pleased with our return to profitability during the second quarter in light of an improving but still soft demand environment with significant reductions in customer capital spending.   Although revenue and gross profit declined year-over-year, Pomeroy grew both revenue and gross profit by 13% sequentially versus 1Q09.  Margins remained strong in 2Q09 at 14.5%, comparable with the sequential first quarter and up 190 basis points year-over-year.  Our Infrastructure Services business performed particularly well, with gross margins of 25.2% up 410 basis points year-over-year and up 350 basis points sequentially.  Moreover, we achieved two significant new multi-year service account wins in the quarter that we expect to have a total contract value of $40 million and to generate 70 new jobs at our headquarters in Hebron, Kentucky.

Pomeroy has made excellent progress in reducing operating expenses, which are down 19.4% year-over year and down 23% if non-recurring charges and severance are eliminated.  EBITDA quintupled sequentially to $1.0 million, marking Pomeroy’s fifth consecutive quarter of positive EBITDA.  In short, we are on the right track in executing Pomeroy’s turnaround in the current soft environment.  As technology spending resumes, we will be well positioned for additional profit growth.

Pomeroy’s balance sheet remained strong in 2Q09.  We closed the second quarter with $39.2 million in cash and investments, down modestly from $40.3 million in the first quarter.  The decrease was driven by a $6.4 million cash outflow related to the sale of the corporate aircraft and simultaneous termination of the aircraft’s underwater lease in April.  Absent this transaction, our cash and investment balance grew $5.3 million sequentially.  Customer Receivables grew 12% versus first quarter to $68 million, mirroring our revenue growth in 2Q09.

Pomeroy’s inventory continues to be lean at $8.8 million.  Cash flow from operations in 2Q09 was ($10.8) million, reflecting our increased receivables balance and greater use of Pomeroy’s floor plan financing facility to purchase Cisco and Dell hardware.  Purchases under the floor plan facility are classified as cash flow from financing and increased $10.5 million in the quarter.  We remain very comfortable with our current cash position in the mid-$30 million range and feel it affords us considerable flexibility in the current uncertain climate.

I am pleased to report we again ended our quarter with no outstanding debt other than floor plan financing, an excellent current ratio of 1.95, a solid book value of $7.17 per outstanding share, and more than $38 million in remaining net operating loss carryforwards and goodwill amortization.

During previous earnings calls, we noted that our product business began to slow down in late 3Q08 and that 2009 should see continued softness.   Product revenue in 2Q09 declined 29% year-over-year to $65.5 million, but this total represented 23% growth sequentially from the first quarter.  The year-over-year decrease was primarily generated by a reduction in capital expenditures of large customers within the Financial, Health Care, and Retail sectors.   April was our softest month, with the rate of decrease improving slightly in May and again in June.  We do see signs that the demand environment may be stabilizing for hardware.   Product gross margins did decrease 90 basis points sequentially in 2Q09 to the 9.5% level, as Pomeroy booked some lower-margin deals.

Our Services business lines performed extremely well in the second quarter.  Infrastructure Services generated $7.0 million in gross profit, up 9% from a year ago despite a 9% decline in revenue.  Our focus on improved execution and delivering high levels of customer satisfaction is paying off.  Technical Staffing Services generated an expected 77% decline in revenue, consistent with our decision in mid-2008 not to renew a staffing contract with a major customer.  Technical Staffing generated $1.4 million in gross profit, down 62% year-over-year but up 11% sequentially versus the first quarter.  Staffing margins continue to increase, reaching 18.7% in 2Q09 from the 16.1% level in the first quarter.

A key focus for Pomeroy in 2009 is to operate our business more efficiently with a leaner expense structure.   I noted before that Pomeroy had reduced its operating expense in 2Q09 by 19.4% compared to 2Q08.  Eliminating the effect of one-time charges and severance accruals, Pomeroy reduced its operating expense by 23% year-over-year.  Selling, General, and Administrative Expense excluding unusual charges and severance declined by 22%.  We continue to fund investments that will improve innovation in our service desk and consulting practices.  Pomeroy remains committed to operating a lean SG&A structure, and we are prepared to adjust our business model if economic conditions worsen beyond what we are seeing.

At this point, I would like to touch briefly on another topic.  As many of you know, the Board of Directors received a non-binding indication of interest from David Pomeroy in mid-February to purchase all of the company’s outstanding common stock not owned by him for $4.50 per share.   Pomeroy’s Special Committee of the Board considered Mr. Pomeroy’s offer, and it also explored other alternatives to enhance shareholder value.  On June 21st, the Board of Directors unanimously accepted a revised offer of $6.00 per share from Mr. Pomeroy that was superior to other proposals from interested parties.  We filed a preliminary proxy statement with the Securities and Exchange Commission, or SEC, in early July detailing the prospective acquisition by Mr. Pomeroy.  The SEC has provided initial comments, and on August 20th we filed an Amendment to the proxy statement to reflect the SEC’s feedback.  Once the definitive proxy statement is finalized and filed with the SEC, Pomeroy will call a shareholder’s meeting to approve the transaction.  Assuming shareholder approval, we expect the acquisition to close early in the fourth quarter.

A key to closing any acquisition is dealing successfully with legal hurdles.  On August 7th, Pomeroy announced that a purported class action lawsuit filed in late May in Delaware against the company and its directors related to the acquisition was dismissed in response to the plaintiff’s voluntary request for dismissal.  Moreover, on August 20th, Pomeroy announced that the Company and other defendants had entered into a memorandum of understanding with the plaintiff who had filed a substantially similar class action suit in Boone County, Kentucky.   The MOU is still subject to customary conditions before it is final, including approval by the Boone County Circuit Court.

Before I turn the call over to Craig Propst, I would like to highlight some recent developments at Pomeroy.  In mid-July, we launched our new website www.pomeroy.com.  This website presents more streamlined information on the comprehensive services offered by Pomeroy throughout the technology lifecycle, with special focus on our capabilities as an advanced technologies and outsourcing solutions provider.   Initial reaction to the new website from customers, partners, and employees has been very positive.  www.pomeroy.com makes it simple for CIOs, IT Directors, and managers to find exactly what they need to make their jobs easier.

Our press release on the second quarter financial results introduced the term “core services and products.”   Core Services and Products excludes the staffing business that Pomeroy opted not to renew with a major customer in 2Q08 due to unprofitable terms.  Our Core Services and Products business has remained solid in 2009, with revenue declining at the same rate as the industry as a whole.  However, core business revenue declines were tempered by a 180 basis point increase in Pomeroy’s gross margins, an increase that outpaced several of our competitors’ results.  Moreover, Pomeroy has driven a 23% reduction in operating expense excluding unusual charges that are principally related to the sale of the company.  Pomeroy is now nimble enough to be profitable in a lean environment, is successfully renewing its base of existing product and services contracts, and is closing long-term outsourcing deals with new customers.  We are poised for profitable growth as the economy recovers.  I would like to thank our employees, customers, shareholders, and partners for their continued commitment to Pomeroy.  We are making real progress in turning around our company and providing more value to all of these groups.

Let me now turn the call over to Craig, who will provide greater detail on our financial results.

CRAIG PROPST, CFO: Thank you, Chris.  Let me start by commenting on Pomeroy’s recent decision to restate financials in its 10-K for fiscal year 2008.  I will then review 2Q09 results for Pomeroy’s three lines of business, and close with details on operating expenses, balance sheet developments, and DSOs.

On August 6th, Pomeroy filed a Form 8-K report with the SEC noting that its Audit Committee had concluded that our annual report for fiscal 2008 and our quarterly report for 1Q09 could no longer be relied upon due to errors in the treatment of aged trade credits dating back to 1991.  We discovered these errors through an internal review early this year that was accelerated after a competitor disclosed similar issues in the first quarter.  We originally estimated Pomeroy’s cumulative liability from these errors at $5 to $6 million.  Pomeroy has now restated its 10-K for fiscal year 2008 and its 10-Q for 1Q09, with both documents released today along with our 10-Q for the second quarter.  We determined that Pomeroy’s cumulative liability from aged credit errors is $5.0 million, which is reflected on the restated balance sheets for 2Q09, 1Q09, and 4Q08 under “Other Current Liabilities.”  From an income statement perspective, our 2007 net loss was increased by $2.1 million and our cumulative retained earnings in 2005 were reduced by $2.9 million.  Income statement effects on fiscal year 2008, fiscal year 2006, and the first two quarters of 2009 were immaterial.

Let me try to put these liabilities into perspective.   The cumulative $5.0 million liability equates to less than seven one-hundredths of one percent of our total sales volume from 1991 to 2007.  The vast majority of these liabilities -- over 98% -- were taken into income before 4Q07.  These errors consist of small aged credits taken into income over tens of thousands of transactions over an 18-year period.  Pomeroy will remediate this liability with its customers and vendors.  We have also changed our internal processes to ensure that the treatment of aged trade credits is completely proper going forward.

I will now turn to Pomeroy’s second quarter financials.  Product revenue was $65.5 million in 2Q09, which was down $27 million, or 29% versus second quarter 2008.   On a sequential basis, Pomeroy grew product revenue by $12 million, or 23%.  We are cautiously optimistic that hardware demand is recovering.  Our first half product revenue decline was concentrated among large Pomeroy customers that delayed capital spending in the uncertain economic climate.  Almost half of the dropoff came from nine customers in the financial sector alone, with the health care, retail, and manufacturing sectors also impacted.   We do expect customers to resume run-rate purchases and product refreshes in the second half that were delayed earlier this year.

Product gross profit decreased $3.1 million to $6.3 million in 2Q09 versus $9.4 million in second quarter 2008.  On a sequential basis, product gross profit grew by $0.7 million, or 13%.  Gross margins softened to 9.5% in 2Q09 versus the 10.2% level a year ago as Pomeroy faced modest pricing pressure on large deals from both existing and new customers.  Pomeroy continues to maximize rebates from OEM partner promotions, with second quarter 2009 performance on a par with the year-ago-quarter.  Moreover, we continue to successfully target profitable product segments such as networking, server, storage, and peripherals.  Managed print solutions also present an opportunity for growth.

Pomeroy’s Technical Staffing revenue was $7.3 million in 2Q09, down $24.3 million year-over-year and down $0.3 million sequentially.  The year-over-year decline was driven by our decision in June 2008 not to renew a staffing contract with a major customer since the terms required meant this business would no longer be profitable for Pomeroy.  This business has migrated to other staffing providers.  Technical Staffing Revenue with clients other than this major customer declined moderately in 2Q09 to $4.8 million from $5.0 million in the first quarter.

Technical Staffing gross profit was $1.4 million in 2Q09, a 62% decline from a year ago but up 11% sequentially.  The year-over-year gross profit decline is directly related to the lower revenue due to our non-renewal of the major Technical Staffing Services contract described earlier.  Technical Staffing gross margins did continue their steady expansion – from 14.8% in 4Q08 to 16.1% in 1Q09 to 18.7% in the second quarter.  We expect Technical Staffing gross margins to increase modestly in future quarters.

In our Infrastructure Services line of business, we continue to show increasing momentum due to better program management and improved utilization of technical resources.  2Q09 revenue of $28.0 million declined 9% from the year-ago quarter, driven mainly by a decline in short-term project engagements and by an unprofitable contract that we exited in 2Q08.  Infrastructure Services revenue was down 2% on a sequential basis.  As Chris noted earlier, Pomeroy achieved two significant new multi-year service account wins in the quarter that we expect to have a total contract value of $40 million.  These accounts will begin large-scale operations in November.

Infrastructure Services generated $7.0 million in gross profit in the second quarter, up 9% from $6.5 million a year ago.  Gross Profit also grew 13% sequentially from the $6.2 million level in 1Q09.  Pomeroy has increased its gross margins in this business significantly in the past eighteen months, from 15.0% in 1Q08 to 25.2% in 2Q09.  We believe Pomeroy’s increased profitability is a testament to its improved solution modeling, adept project management, better resource utilization, and ability to deliver high levels of customer satisfaction.

Let me turn now to Operating Expense and Balance sheet developments.  Pomeroy’s second-quarter Operating Expense of $14.4 million was down $3.4 million, or 19%, from the year-ago period.  Our second quarter OPEX included $1.2 million in unusual expenses primarily associated with the sale of the company, as well as $0.2 million in severance costs.  If we exclude these charges, then Pomeroy’s 2Q09 OPEX of $13.0 million represents a 23% decrease from the $17.0 million in 2Q08 OPEX excluding unusual charges.  Moreover, our adjusted 2Q09 OPEX is flat sequentially versus the first quarter even though Pomeroy’s gross profit was $1.7 million higher in the second quarter.  We believe that Pomeroy has a more sustainable cost structure going forward and will continue to monitor expenses closely.

Pomeroy’s balance sheet remained strong with cash and investments of $39.2 million at the end of the quarter.  If you eliminate the $6.4 million cash outflow resulting from the sale of Pomeroy’s corporate aircraft in April, then our cash balance grew by over $5 million sequentially.  Cash flow from operating activities was ($10.8) million in the second quarter, driven by Pomeroy’s growth in receivables and by greater use of Pomeroy’s floor plan financing facility to purchase Cisco and Dell hardware.  Purchases under the floor plan facility are classified as cash flow from financing, and increased $10.5 million in the quarter.  Collection activity remains a key focus for Pomeroy’s accounts receivable personnel, sales reps, and services program managers.  Day Sales Outstanding, or DSO’s, improved to 56 days in 2Q09 compared to 72 days for the year-ago quarter and 64 days in the sequential quarter.

In conclusion, Pomeroy made continued progress in its turnaround in the second quarter.  We grew total revenues and gross profit by 13% sequentially in a soft demand environment.  Our cash balance remains strong and operating expenses have been lowered significantly versus a year ago.  Our improving infrastructure services capabilities and performance are evident in the closing of two significant multi-year outsourcing contracts with new customers.   We intend to build on these strengths in the second half of 2009.

Operator, we would like to open the call now for questions.  Please repeat the instructions on how our listeners can place their questions in the queue.

Q & A Session

CHRISTOPHER C. FROMAN, PRESIDENT & CEO: Let me close by thanking the operator and the audience for joining us on the second quarter earnings call.  We enjoyed your questions, and appreciate the opportunity to share our results and progress at Pomeroy.